EXHIBIT 11

                                    ROCKSHOX, INC.

            STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               Year        Three Months      Year           Year
                                               Ended          Ended          Ended          Ended
                                            December 31,     March 31,      March 31,      March 31,
                                               1994            1995           1996           1997
                                             ----------     ----------     ----------     ----------
Weighted average shares . . . . . . . .          8,820          8,820          8,820         11,220
Dilutive effect of stock options. . . .            420            420            420            421
                                             ----------     ----------     ----------     ----------
Shares used in per share calculations .          9,240          9,240          9,240         11,641
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

Income (loss) before extraordinary loss       $  4,714      $  (2,336)      $  5,664       $  8,225
Accretion for dividends on mandatorily
  redeemable preferred stock. . . . . .            ---            ---           (357)          (185)
                                             ----------     ----------     ----------     ----------
Net income (loss)  before extraordinary
  loss available to common stockholders          4,714         (2,336)         5,307          8,040
Extraordinary loss, net of tax benefit.            ---            ---            ---         (1,328)
                                             ----------     ----------     ----------     ----------
Net income (loss) available to common
  stockholders  . . . . . . . . . . . .       $  4,714      $  (2,336)      $  5,307       $  6,712
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------
Income (loss) before extraordinary loss,
  per share. . . . . . .  . . . . . . .        $  0.51       $  (0.25)       $  0.57        $  0.69
Extraordinary loss per share. . . . . .            ---            ---            ---          (0.11)
                                             ----------     ----------     ----------     ----------
Net income (loss) per share. . . . . . .       $  0.51       $  (0.25)       $  0.57        $  0.58
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------






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

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

Board of Directors and Stockholders
RockShox, Inc.

    Our report on the consolidated financial statements of RockShox, Inc. is included on page 21 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page 20 of this Form 10-K.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.
San Jose, California
April 25, 1997







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